Exhibit 99.1

Oblong Announces Compliance with Nasdaq Bid Price Requirement

Denver, Colorado September 12, 2024 -- (BUSINESS WIRE) Oblong, Inc. (Nasdaq: OBLG) (“Oblong” or the “Company”), the award-winning maker of multi-stream collaboration solutions, today announced that the Company received formal notice from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Nasdaq's minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2), after the Company’s stock traded above $1.00 per share for 10 consecutive business days. Accordingly, Nasdaq has advised that the matter is now closed.

"We are pleased to report that Oblong is now back in full compliance with Nasdaq’s listing requirements," said Peter Holst, CEO of Oblong. "As of June 30, 2024, we had $5.9 million of cash and no debt. We believe our existing cash provides us liquidity into the first half of 2026. We remained focused on actively seeking inorganic growth opportunities through M&A. Our exploration of strategic alternatives is diverse, encompassing the possibility of a business combination; a reverse merger; or outright sale of the company. Each option is being carefully evaluated to ensure it aligns with our overarching goal of sustainable growth and value creation.”

About Oblong, Inc.

Oblong (Nasdaq: OBLG) provides innovative and patented technologies that change the way people work, create, and communicate. Oblong’s flagship product Mezzanine™ is a meeting technology platform that offers simultaneous content sharing to optimize audience engagement and situational awareness. For more information, visit www.oblong.com and Oblong’s Twitter and Facebook pages.

Forward looking and cautionary statements

This press release and any oral statements made regarding the subject of this release contain forward- looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that Oblong assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Oblong’s actual results may differ materially from its expectations, estimates and projections, and consequently you should not rely on these forward- looking statements as predictions of future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements relating to the Company’s exploration of strategic alternatives and the Company’s liquidity projection. There can be no assurance that the strategic review being undertaken will result in a merger, sale or other business combination involving the Company. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties, including the volatility of market price for our securities, that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2023 and in other filings made by the Company with the SEC from time to time. Any of these factors could cause Oblong’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, the Company can give no assurance that its future results will be as estimated. The Company does not intend to, and disclaims any obligation to, correct, update, or revise any information contained herein.

Investor Relations Contact

David Clark

investors@oblong.com

(213) 683-8863 ext. 5